EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2022, relating to the consolidated financial statements of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) as of December 31, 2021 and 2020 and for the two years then ended (which report expresses an unqualified opinion on the consolidated financial statements and an emphasis of matter paragraph related to concentration of revenue and uncertainties) and our report dated March 3, 2022 relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, which appears in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2021. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2022, except as to Note 25, which is as of December 12, 2022, with respect to the revised consolidated financial statements as of December 31, 2021 and 2020 and for the two years then ended (which report expresses an unqualified opinion on the consolidated financial statements and an emphasis of matter paragraph related to concentration of revenue and uncertainties) and our report dated March 3, 2022 relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021 which appear in the Current Report on Form 8-K filed with the SEC on December 12, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

December 12, 2022

St. Petersburg, Florida